Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-87358) pertaining to the 2001 Stock Incentive Plan of Medical Staffing Network Holdings, Inc. of our reports dated March 5, 2008, with respect to the consolidated financial statements and schedule of Medical Staffing Network Holdings, Inc. and the effectiveness of internal control over financial reporting of Medical Staffing Network Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 30, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Certified Public Accountants

West Palm Beach, Florida

September 2, 2008